Exhibit 99.1

OMNIVISION REPORTS FINANCIAL RESULTS

FOR THE SECOND QUARTER OF FISCAL 2015

SANTA CLARA, Calif., — December 2, 2014 — OmniVision Technologies, Inc. (Nasdaq: OVTI), a leading developer of advanced digital imaging solutions, today reported financial results for the second quarter of fiscal 2015 that ended on October 31, 2014.

Revenues for the second quarter of fiscal 2015 were $394.0 million, as compared to $406.5 million in the first quarter of fiscal 2015, and $397.2 million in the second quarter of fiscal 2014. GAAP net income in the second quarter of fiscal 2015 was $28.0 million, or $0.47 per diluted share, as compared to net income of $45.3 million, or $0.78 per diluted share in the first quarter of fiscal 2015, and $26.3 million, or $0.47 per diluted share in the second quarter of fiscal 2014.

Non-GAAP net income in the second quarter of fiscal 2015 was $36.9 million, or $0.60 per diluted share. Non-GAAP net income in the first quarter of fiscal 2015 was $54.4 million, or $0.91 per diluted share. Non-GAAP net income in the second quarter of fiscal 2014 was $34.9 million, or $0.60 per diluted share. Non-GAAP net income excludes stock-based compensation expenses and the related tax effects. Please refer to the attached schedule for a reconciliation of GAAP net income to non-GAAP net income for the three and six months ended October 31, 2014 and 2013 and for the three months ended July 31, 2014.

GAAP gross margin for the second quarter of fiscal 2015 was 22.0%, as compared to 21.7% for the first quarter of fiscal 2015 and 18.8% for the second quarter of fiscal 2014. The sequential increase in second quarter gross margin reflected an increase in revenues recorded on the sale of previously written-down inventory and a continued mix shift towards our newer generation products.

The Company ended the period with cash, cash equivalents and short-term investments totaling $525.2 million, a slight increase of $1.0 million from the previous quarter.

“Our mobile phone and automotive products continue to be the drivers behind our strong results this quarter,” said Shaw Hong, chief executive officer of OmniVision Technologies, Inc. “We are pleased with our execution in China, and with the emergence of India as a key geography for us. We are also excited about the launch of our high-performance stacked-die PureCel-S products, which demonstrates our technology leadership.”

Outlook

Based on current trends, the Company expects revenues for the third quarter of fiscal 2015 will be in the range of $275 million to $305 million and GAAP net income per share will be between $0.09 and $0.25 per diluted share. Excluding the estimated expense and related tax effects associated with stock-based compensation, the Company expects its non-GAAP net income per share will be between $0.22 and $0.38 per diluted share. Refer to the table below for a reconciliation of GAAP to non-GAAP net income. The estimated GAAP and non-GAAP net income per share include an anticipated reduction in unrecognized tax benefits of approximately $3.0 million, resulting from the conclusion of a foreign jurisdiction tax examination.

Conference Call

OmniVision Technologies, Inc. will host a conference call today at 5:00 p.m. Eastern time to discuss these results further. This conference call can be accessed via a webcast at www.ovt.com. The call can also be accessed by dialing 877-299-4454 (domestic) or 617-597-5447 (international) and entering passcode 29096693.

A replay of the call will remain available at www.ovt.com for approximately twelve months. A replay of the call will also be available for one week beginning approximately one hour after the conclusion of the call. To access the replay, dial 888-286-8010 (domestic) or 617-801-6888 (international) and enter passcode 34461414.

About OmniVision

OmniVision Technologies, Inc. is a leading developer of advanced digital imaging solutions. Its CameraChip™ and CameraCubeChip™ products are highly integrated, single-chip CMOS image sensors for consumer and commercial applications, including mobile phones, tablets and entertainment devices, notebooks and webcams, security and surveillance systems, digital still and video cameras, automotive and medical imaging systems. Additional information is available at www.ovt.com.

Safe Harbor Statement

Certain statements in this press release, including statements regarding our mobile phone and automotive products continuing to be drivers for our business, the emergence of India as a key geography for us, the launch of our high-performance stacked-die PureCel-S products, and statements regarding our expectations regarding revenues and earnings per share for the three months ending January 31, 2015 are forward-looking statements. These forward-looking statements are based on management’s current expectations, and certain factors could cause actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, our ability to maintain or increase sales to current key customers and end-users of our products; competition in current and emerging markets for image sensor products, including pricing pressures that could result from competition; our ability to increase the average selling prices or lower the costs associated with the development and manufacture of our new, complex products and technologies; the potential for a slowdown in sales in the near term due to an inventory build by our customers in the earlier part of the year; fluctuations of wafer manufacturing costs, manufacturing yields, manufacturing capacity and other manufacturing processes and the impact on gross margins; the continued growth and development of current markets and the emergence of new markets in which we sell, or may sell, our products; fluctuations in sales mix and average selling prices; our ability to timely complete the product development cycle for new sensors; our ability to obtain design wins from various image sensor device manufacturers including manufacturers of mobile phones, tablets and entertainment devices, notebooks and webcams, security and surveillance systems, digital still and video cameras, automotive and medical imaging systems; our dependence on third party wafer foundries and their ability to manufacture our wafers in the required quantities, at acceptable quality, yields and costs, and in a timely manner; our ability to accurately forecast customer demand for our products; the impact of general economic conditions on orders from the end-user customers of our products; the market acceptance of products into which our products are designed; the development, production, introduction and marketing of new products and technology; the occurrence of litigation regarding intellectual property or indemnification claims from our suppliers or customers relating to our intellectual property; our strategic investments and relationships, and other risks detailed from time to time in our Securities and Exchange Commission filings and reports, including, but not limited to, our most recent Annual Report on Form 10-K and recent Quarterly Reports on Form 10-Q. We expressly disclaim any obligation to update information contained in any forward-looking statement.

Use of Non-GAAP Financial Information

To supplement the reader’s overall understanding of both its reported results presented in accordance with U.S. generally accepted accounting principles (“GAAP”) and its outlook, the Company also presents non-GAAP measures of net income and net income per share which are adjusted from results based on GAAP. In particular, the Company excludes stock-based compensation expenses and the related tax effects. The non-GAAP financial measures which the Company discloses also exclude the effects of stock-based compensation on the number of basic and diluted common shares used in calculating non-GAAP basic and diluted net income per share. The Company provides these non-GAAP financial measures to enhance an investor’s overall understanding of its current financial performance and to assess its prospects for the future. These non-GAAP financial measures reflect an additional way of viewing aspects of the Company’s operations that, when viewed with its GAAP results and the accompanying reconciliations to the corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting the Company’s business. The economic basis for the Company’s decision to use non-GAAP financial measures is that the adjustments to net income did not reflect the on-going relative strength of the Company’s performance. The Company’s objective is to minimize any confusion in the financial markets by providing non-GAAP net income and non-GAAP net income per share measurements and disclosing the related components. These non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the financial measures prepared in accordance with GAAP.

The Company uses non-GAAP financial measures for internal management purposes to conduct and evaluate its business, when publicly providing its business outlook and to facilitate period-to-period comparisons. The Company views non-GAAP net income per share as a primary indicator of the profitability of its underlying business. In addition, because stock-based compensation is a non-cash expense and is offset in full by a credit to additional paid-in capital, it has no effect on total stockholders’ equity. As the calculation of non-GAAP financial measures differs between companies, the non-GAAP financial measures used by the Company may not be comparable to similarly titled measures used by other companies. Other than stock-based compensation and the related tax effects, these differences may cause the Company’s non-GAAP measures to not be directly comparable to other companies’ non-GAAP measures. Although these non-GAAP financial measures adjust cost, expenses and basic and diluted share items to exclude the accounting treatment of stock-based compensation, they should not be viewed as a non-GAAP presentation reflecting the elimination of the underlying stock-based compensation programs. Thus, the Company’s non-GAAP presentations are not intended to present, and should not be used, as a basis for assessing what its operating results might be if it were to eliminate its stock-based compensation programs. The Company compensates for these limitations by providing full disclosure of the net income and net income per share on a basis prepared in accordance with GAAP to enable investors to consider net income and net income per share determined under GAAP as well as on an adjusted basis, and perform their own analysis, as appropriate. As a result of the foregoing limitations, the Company does not use, nor does the Company intend to use, the non-GAAP financial measures when assessing the Company’s performance against that of other companies.

Estimating stock-based compensation expenses and the related tax effects for a future period is subject to inherent risks and uncertainties, including but not limited to the price of the Company’s stock, stock market volatility, expected option life, risk-free interest rates, and the number of option exercises and sales during the quarter.

OMNIVISION TECHNOLOGIES, INC.

RECONCILIATION OF GUIDANCE FOR GAAP NET INCOME PER DILUTED SHARE

TO PROJECTED NON-GAAP NET INCOME PER DILUTED SHARE

(unaudited)

	Three Months Ending January 31, 2015
	GAAP Range of Estimates				Non-GAAP Range of Estimates
	From	To	Adjustment		From	To
Net income per share	$0.09	$0.25	$0.13	(1)	$0.22	$0.38

(1)       Reflects estimated adjustment for expenses and related tax effects associated with stock-based compensation.

OMNIVISION TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

(unaudited)

	October 31,	April 30,
	2014	2014
ASSETS
Current assets:
Cash and cash equivalents	$313,995	$297,952
Short-term investments	211,170	152,993
Accounts receivable, net	171,805	172,472
Inventories	340,036	270,935
Deferred income taxes	3,415	4,973
Prepaid expenses and other current assets	14,854	6,576
Total current assets	1,055,275	905,901
Property, plant and equipment, net	149,482	153,792
Long-term investments	143,149	154,409
Goodwill	10,227	10,227
Intangibles, net	59,232	66,217
Other long-term assets	24,669	32,529
Total assets	$1,442,034	$1,323,075

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$181,960	$142,012
Accrued expenses and other current liabilities	33,574	31,959
Income taxes payable	7,364	2,316
Deferred revenues, less cost of revenues	20,368	25,783
Current portion of long-term debt	3,808	3,802
Total current liabilities	247,074	205,872
Long-term liabilities:
Long-term income taxes payable	56,699	86,498
Non-current portion of long-term debt	31,771	32,030
Other long-term liabilities	23,819	11,818
Total long-term liabilities	112,289	130,346
Total liabilities	359,363	336,218

Stockholders’ equity:
Common stock, $0.001 par value; 100,000 shares authorized; 78,261 shares issued and 57,662 outstanding at October 31, 2014 and 76,681 shares issued and 56,082 outstanding at April 30, 2014, respectively	78	77
Additional paid-in capital	687,070	664,602
Accumulated other comprehensive income	2,352	2,378
Treasury stock, 20,599 at October 31, 2014 and April 30, 2014, respectively	(278,683)	(278,683)
Retained earnings	671,854	598,483
Total stockholders’ equity	1,082,671	986,857
Total liabilities and stockholders’ equity	$1,442,034	$1,323,075

OMNIVISION TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended		Six Months Ended
	October 31,		October 31,
	2014	2013	2014	2013
Revenues	$394,045	$397,249	$800,581	$770,937
Cost of revenues	307,548	322,383	625,664	630,910
Gross profit	86,497	74,866	174,917	140,027

Operating expenses:
Research, development and related	34,186	29,123	68,918	56,825
Selling, general and administrative	20,229	18,456	39,439	36,656
Amortization of acquired patent portfolio	2,322	2,322	4,643	4,643
Total operating expenses	56,737	49,901	113,000	98,124

Income from operations	29,760	24,965	61,917	41,903
Equity in earnings of investee	1,034	1,317	1,969	2,427
Interest expense, net	(397)	(535)	(852)	(1,076)
Other income, net	219	2,345	1,264	1,168
Income before income taxes	30,616	28,092	64,298	44,422

Provision for (benefit from) income taxes	2,572	1,789	(9,073)	(4,942)
Net income	$28,044	$26,303	$73,371	$49,364

Net income per share:
Basic	$0.49	$0.47	$1.28	$0.90
Diluted	$0.47	$0.47	$1.25	$0.89

Shares used in computing net income per share:
Basic	57,617	55,584	57,100	55,098
Diluted	59,423	55,732	58,790	55,453

OMNIVISION TECHNOLOGIES, INC.

RECONCILIATION OF GAAP NET INCOME TO NON-GAAP NET INCOME

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended		Six Months Ended		Three Months Ended
	October 31,		October 31,		July 31,
	2014	2013	2014	2013	2014
GAAP net income	$28,044	$26,303	$73,371	$49,364	$45,327
Add:
Stock-based compensation in cost of revenues	1,166	985	2,151	1,957	985
Stock-based compensation in research, development and related expenses	4,209	3,936	8,469	7,730	4,260
Stock-based compensation in selling, general and administrative expenses	3,280	3,552	6,484	7,282	3,204
Decrease in provision for (benefit from) income taxes without the effect of stock-based compensation	232	159	834	329	602
Non-GAAP net income	$36,931	$34,935	$91,309	$66,662	$54,378

GAAP provision for (benefit from) income taxes	$2,572	$1,789	$(9,073)	$(4,942)	$(11,645)
Decrease in provision for (benefit from) income taxes without the effect of stock-based compensation	232	159	834	329	602
Non-GAAP provision for (benefit from) income taxes	$2,340	$1,630	$(9,907)	$(5,271)	$(12,247)

Non-GAAP net income per share:
Basic	$0.64	$0.63	$1.60	$1.21	$0.96
Diluted	$0.60	$0.60	$1.50	$1.15	$0.91

Shares used in computing non-GAAP net income per share:
Basic	57,617	55,584	57,100	55,098	56,583
Diluted	61,730	58,649	60,905	58,083	60,081

Contact Information

Investor Relations:

Arnab Chanda

OmniVision Technologies, Inc.

408.653.3144

invest@ovt.com